EXHIBIT 99.1

Contact:	David M. Dill Chief Financial Officer 615-345-5514
RENAL CARE GROUP RECEIVES SUBPOENA
FROM ST. LOUIS U.S. ATTORNEY’S OFFICE
Nashville, Tennessee (August 9, 2005) — Renal Care Group, Inc. (NYSE: RCI) announced today that it has received a subpoena from the United States Attorney’s Office for the Eastern District of Missouri in St. Louis. The subpoena requires the production of documents related to numerous aspects of Renal Care Group’s business and operations from January 1, 1996 to the present.
     Renal Care Group intends to cooperate with the government’s investigation. To Renal Care Group’s knowledge, no proceedings have been initiated against it at this time. Renal Care Group cannot, however, predict whether or when proceedings might be initiated.
     Gary A. Brukardt, president and chief executive officer of Renal Care Group, commented, “We have built and sustained a culture of compliance at Renal Care Group since the Company was founded. We will work with the government to produce the documents they have requested and to cooperate with their investigation. Gambro Healthcare recently settled an investigation by this U.S. Attorney’s Office and both DaVita, Inc. and Fresenius Medical Care have received subpoenas from this same office.”
     Mr. Brukardt continued, “When we structured our transaction with Fresenius Medical Care, the possibility of such a subpoena was expressly contemplated by the provisions of the merger agreement. As a result, we believe the receipt of this subpoena should not affect Fresenius Medical Care’s pending acquisition of Renal Care Group, which we still expect to close by the end of 2005.”
     The areas covered by the subpoena include Renal Care Group’s supply company, pharmaceutical and other services the Company provides to patients, the Company’s relationships with pharmaceutical companies, the Company’s relationships with physicians, medical director compensation and joint ventures with physicians. The subpoena has been issued in connection with a joint civil and criminal investigation.

     Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company serves over 31,900 patients at more than 450 owned outpatient dialysis facilities, in addition to providing acute dialysis services at more than 210 hospitals. Over 9,200 associates provide services across the Company’s 34-state network. More information about Renal Care Group, Inc. may be found at www.renalcaregroup.com.
     Certain statements in this press release, particularly the comments of Mr. Brukardt, those concerning the closing of the Fresenius Medical Care transaction and those concerning the status of the investigation by the U.S. Attorney’s Office for the Eastern District of Missouri and its future course, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are usually preceded by words like believe, expect, plan, intend, will and the like, include statements regarding our the completion of the Fresenius Medical Care transaction, the investigation by the U.S. Attorney’s Office for the Eastern District of Missouri and any other statements that necessarily depend on future events. These forward-looking statements reflect management’s expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: the conditions to the completion of our transaction with Fresenius Medical Care; compliance with health care and other applicable laws; the dependence of our profits on the services we provide to a small number of our patients who have private insurance; changes in the Medicare and Medicaid programs; risks related to the drug Epogen (EPO); the integration of acquired companies; and changes in the health care delivery, financing or reimbursement systems. These and other factors affecting the Company are discussed in more detail in Renal Care Group’s reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group’s most recent annual report on Form 10-K and any quarterly reports on Form 10-Q filed after that annual report. Renal Care Group will provide copies of these filings upon request.
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